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EXHIBIT 99

               SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained, or incorporated by reference, in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 is forward-looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appear together with such statement. Also, the following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements.

Highly Competitive Industry. The computer and office automation supply and audio-visual presentation products industry is highly competitive. The Company competes with major full-service office products distributors, other national and regional computer supply distributors, office products superstores, direct mail order companies, and, to a lesser extent, non-specialized retailers. Certain of the Company's competitors, such as office products superstores and major full-service office products distributors have substantially greater financial and other resources and purchasing power than the Company. The Company believes that the computer supply and audio-visual presentation products industry will become more consolidated in the future and consequently more competitive. Increasing competition will result in greater price discounting which will continue to have a negative impact on the industry's gross margins. There can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company's business.

Dependence on Certain Key Suppliers. Although the Company regularly carries products and accessories manufactured by approximately 500 original equipment manufacturers, the Company's business is dependent upon terms provided by its key suppliers, including pricing and related provisions, product availability and dealer authorizations. While the Company considers its relationships with its key suppliers, including Hewlett-Packard, Sharp and Lexmark to be good, there can be no assurance that these relationships will not be terminated or that such relationships will continue as presently in effect. In addition, changes by one or more of such key suppliers of their policies regarding distributors or volume discount schedules or other marketing programs applicable to the Company may have a material adverse effect on the Company's business. Certain distribution agreements require the Company to make minimum annual purchases. Under its distribution agreements with Hewlett-Packard, Lexmark and Imation, the Company is required to make minimum annual purchases of $5.0 million, $250,000 and $50,000, respectively.

Restrictions Imposed by Debt Arrangements. The Company's outstanding indebtedness consists primarily of borrowings under the $150.0 million secured Credit Facility provided by PNC Bank, N.A. and four other banks (the "Banks"). The Credit Facility contains restrictive covenants, which may have an adverse effect on the Company's operations in the future. These covenants include among other restrictions: (i) the maintenance of certain financial ratios; (ii) restrictions on ( a ) the purchase or sale of assets, ( b ) any merger, sale or consolidation activity, ( c ) loans, investments and guaranties made by the Company, ( d ) lease and sale and leaseback transactions, and ( e ) capital expenditures; and (iii) certain limitations on the incurrence of other indebtedness. These provisions may constrain the Company's acquisition strategy, or may delay, deter, or prevent a takeover attempt that a shareholder might consider in its best interests and may have an adverse effect on the market price of the Company's Common Stock. In addition, the Credit Facility prohibits the payment of dividends and certain repurchases of the Common Stock.

Ability to Manage Growth. The Company expects to experience rapid growth that will likely result in new and increased responsibilities for management personnel and which will challenge the Company's management, operating and financial systems and resources. To compete effectively and manage future growth, if any, the Company will be required to continue to implement and improve its operational, financial and management information systems, procedures and internal controls on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train motivate or manage employees could have a material adverse effect on the Company's operating results and financial condition.

Dependence on Computer Systems. The Company's operations are generally dependent on its proprietary software applications. Modifications to the Company's computer systems and applications software will be necessary as the Company executes its expansion plans and responds to the "year 2000 problem," customer needs, technological developments, electronic commerce requirements and other factors. Such modifications may cause disruptions in the operations of the Company, delay the schedule for implementing the

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integration of newly acquired companies, or cost more to design, implement or operate than currently budgeted. Such disruptions, delays or costs could have a material adverse effect on the Company's operations and financial performance.

Year 2000 problems may disrupt our business. We are aware of the issues associated with the hardware, software and operating systems in existing computer and telecommunication systems as the next millennium approaches.
The Year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computers and other computer operated systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. We are utilizing internal and external resources to identify and correct, or reprogram, all of our systems for Year 2000 compliance. Our AS 400 hardware and operating system is believed to be compliant. We recently have implemented a corporate wide financial and distribution software package from J.D. Edwards Company, at a cost of approximately $7.9 million in response to our expansion and acquisition program. We believe this software package is already Year 2000 compliant. All subsidiaries with known Year 2000 problems have been converted to the J.D. Edwards Company software package as of the date hereof. All other equipment is currently undergoing compliance testing which is expected to be completed by November 30, 1999. Equipment identified as not Year 2000 compliant will be replaced. This equipment includes personal computers, networking equipment, telecommunication equipment, phone and alarm systems. Because most of our computer and telecommunications equipment is relatively new the cost to bring it into compliance is currently estimated to be less than $250,000. We regularly carry products and accessories manufactured by over 500 original equipment manufacturers. Approximately 54.2% of our net sales for the year ended December 31, 1998, were provided by our top ten suppliers. We believe that our third party vendors and suppliers are substantially Year 2000 compliant. Should a significant number of our suppliers not be Year 2000 compliant, we might not be able to supply our customers with products on a timely basis. Such a disruption could have a material adverse effect on our operation and financial performance. No one knows the extent of the potential impact of the Year 2000 problem generally and we cannot predict the likelihood that Year 2000 problems will cause a significant disruption in the economy as a whole. We will continue to examine the Year 2000 issue as it potentially impacts us and will develop a contingency plan if we believe one is necessary.

The Company does not currently have redundant computer systems or redundant dedicated communication lines linking its computers to its warehouses, although all data is stored on two separate hard drives on a continual basis. The Company has taken precautions to protect itself from events that could interrupt its operations, including back-up power supplies that allow the Company's computer system to function in the event of a power outage, off-site storage of back-up data, fire protection, physical security systems and an early warning detection and fire extinguishing system. The occurrence of any of these events could have a material adverse effect on the Company's operations and financial performance.

Failure to Implement Acquisition Strategy. The Company's business strategy includes the acquisition of other computer and office automation supply and audio-visual presentation product companies in the U.S. and overseas. Competition for desirable new acquisitions in attractive major metropolitan markets is expected to increase. No assurance can be given that the Company will be able to find attractive acquisition candidates or that such acquisitions can be effected at reasonable prices or in a timely manner, or that once acquired, the Company will be able to profitably manage such companies. The failure to complete acquisitions and continue the Company's expansion could have a material adverse effect on its financial performance.

Integration of Acquisitions. The Company has acquired ten computer and office automation supply companies, and nine audio-visual presentation products companies, since its initial public offering in November 1996 and intends to actively pursue additional acquisitions. No assurance can be given that the Company will be able to successfully integrate its future acquisitions with the Company's existing systems and operations. The integration of acquired businesses may also lead to the resignation of key employees of the acquired companies and diversion of management attention from other ongoing business concerns. The costs of integration could have an adverse effect on short-term operating results. Any or all of these factors could have a material adverse effect on the Company's operations in the future.

Financing for Acquisitions; Leverage. If acquisitions are consummated for cash, it is likely that the Company will borrow the necessary funds and, accordingly, the Company may become highly leveraged as a result thereof. If it becomes highly leveraged, the Company may be more vulnerable to extended economic downturns and its flexibility in responding to changing economic and industry conditions may be limited. The degree to which the Company is leveraged could have important consequences to purchasers of the Common Stock, including the impairment of the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes. The Company's ability to make principal and interest payments on its current and future indebtedness and to repay its current and future indebtedness at maturity will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which are beyond the Company's control, and may be dependent on the availability of borrowings under the Credit Facility or other financing. A substantial portion of the Company's current borrowing capacity under the Credit Facility could be consumed by increased working capital needs, including future acquisitions.

Possible Need for Additional Financing to Implement Acquisition Strategy. No portion of the Company's working capital has been set aside for the specific purpose of funding future acquisitions and, therefore, the Company may require additional funds to implement its acquisition strategy. While the Company's Credit Facility may be utilized to finance acquisitions, the amount which may be drawn upon by the Company may be limited. Accordingly, the Company may require additional debt or equity financing for future acquisitions. There can be no assurance that the Company will be able to obtain additional debt or equity financing on terms favorable to the Company, or at all, or if obtained, there can be no assurance that such debt or equity financing will be sufficient for the financing needs of the Company.

Risks Relating to International Acquisitions. Expansion into international markets may involve additional risks relating to such things as currency exchange rates, new and different legal and regulatory requirements, political and economic risks relating to the stability of foreign governments and their trading relationship with the United States, difficulties in staffing and managing foreign operations, differences in financial reporting, differences in the manner in which different cultures do business, operating difficulties and other factors.

Exchange Rate Fluctuations. As a result of the purchase of Axidata Inc., a Canadian computer supply wholesaler in December 1998, the Company's exposure to fluctuations in exchange rates has increased. Accordingly, no assurance can be given that the Company's results of operations will not be adversely affected in the future by fluctuations in foreign currency exchange rates. The Company has, at times, entered into forward foreign currency exchange contracts in order to hedge the Company's accounts receivable and accounts payable. In the future, the Company may, from time to time, consider entering into other forward foreign currency exchange contracts, although no


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assurances can be given that the Company will do so, or will be able to do so, or that such arrangements will adequately protect the Company from fluctuations in foreign currency exchange rates.

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